Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Rubrik, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.000025 per share	457(a)	26,450,000	$31.00	$819,950,000	0.00014760	$121,024.62
Fees Previously Paid	Equity	Class A Common Stock, par value $0.000025 per share	457(o)	—	—	$100,000,000	0.00014760	$14,760.00
	Total Offering Amounts					$819,950,000		$121,024.62
	Total Fees Previously Paid							$14,760.00
	Total Fee Offsets							—
	Net Fee Due							$106,264.62

(1)	Includes 3,450,000 additional shares of Class A common stock that the underwriters have the option to purchase.